CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Vanguard Horizon Funds of our reports dated November 13, 2017, relating to the financial statements and financial highlights, which appear in Vanguard Capital Opportunity Fund, Vanguard Global Equity Fund, Vanguard Strategic Equity Fund and Vanguard Strategic Small-Cap Equity Fund’s Annual Reports on Form N-CSR for the year ended September 30, 2017. We also consent to the references to us under the headings “Financial Statements”, “Service Providers—Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP Philadelphia, Pennsylvania

January 23, 2018